ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”), is made and entered into as of the 8th day of December, 2006, by and among (i) ARGAN, INC., a Delaware corporation (“Purchaser”), (ii) WILLIAM F. GRIFFIN, JR. (“Griffin”), and JOEL M. CANINO (“Canino,” and together with Griffin sometimes hereinafter referred to together as, the “Sellers”); (iii) MICHAEL PRICE (“Price”); and (iv) CURTIN LAW ROBERSON DUNIGAN & SALANS, P.C., a District of Columbia professional corporation (“Escrow Agent”).

WHEREAS, Purchaser, the Sellers, and Gemma Power Systems, LLC, a Connecticut limited liability company (“GPS”), Gemma Power, Inc., a Connecticut corporation (“GPS-Connecticut”), and Gemma Power Systems California, Inc., a California corporation (“GPS-California”), entered into that certain Membership Interest Purchase Agreement dated December 8, 2006 (the “MIPA”), pursuant to which Purchaser acquired, on the date hereof, all of the membership interests of GPS; and

WHEREAS, Purchaser, the Sellers and GPS-Connecticut and GPS-California entered into that certain Stock Purchase Agreement dated December 8, 2006 (the “SPA”), pursuant to which Purchaser acquired, on the date hereof, all of the issued and outstanding shares of capital stock of GPS-Connecticut and GPS-California (the acquisition of all of said membership interests of GPS under the MIPA and of all of said shares of capital stock of GPS-Connecticut and GPS-California under the SPA sometimes hereinafter referred to together as, the “Acquisition”); and

WHEREAS, all definitions of terms used in the MIPA shall have the same meaning when those terms are used in this Escrow Agreement; and

WHEREAS, as a result of the Acquisition, the Sellers are entitled to, among other things, the Stock Consideration; provided, however, that, in accordance with the terms and conditions of the MIPA, Purchaser has retained from the Stock Consideration the Escrowed Stock Consideration and is depositing same in escrow with the Escrow Agent to be held subject to the terms and conditions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Establishment of Escrow.

1.1 Pursuant to Section 2.2(b) of the MIPA, Purchaser hereby deposits with Escrow Agent the Escrowed Stock Consideration, consisting of three (3) stock certificates evidencing the issuance to each of the Sellers of 325,000 shares of Argan Common Stock, and, at the direction of Sellers, the issuance to Price of 16,667 shares of Argan Common Stock, together having an aggregate value (valued at the Argan Per Share Value) of Two Million Five Hundred Thousand Dollars ($2,500,000), together with three (3) stock powers attached to each of said stock certificates executed by each of the Sellers, and by Price, as the case may be, in blank, which will be held subject to the terms and conditions of this Escrow Agreement.

1.2 Purchaser and the Sellers and Price hereby acknowledge and agree that the Escrowed Stock Consideration is to secure the Sellers’ obligation to indemnify, defend, protect, and hold harmless each Buyer Indemnitee pursuant to Section 10 of the MIPA.

1.3  Escrow Agent hereby acknowledges receipt of the Escrowed Stock Consideration and agrees to hold the Escrowed Stock Consideration in accordance with the terms and conditions of this Escrow Agreement.

2. Term; Claims for Indemnification.

2.1 The term of this Escrow Agreement shall commence on the date hereof and shall expire one (1) year from the Closing Date (the “Escrow Release Date”), unless a claim for indemnification under Section 10 of the MIPA is made on or before the Escrow Release Date, in which event this Escrow Agreement shall continue in effect in accordance the following provisions.

2.2 Escrow Agent shall hold and release the Escrowed Stock Consideration as follows:

(a) In the event that Purchaser makes a claim for indemnification under Section 10 of the MIPA (which Purchaser may do on one or more occasions during the term of this Escrow Agreement), it shall notify the Escrow Agent and the Sellers and Price of such claim and the amount thereof in writing (the “Indemnification Claim Notice”) no later than the Escrow Release Date. Upon the giving of the Indemnification Claim Notice, the Sellers shall have the right to dispute such claim by giving notice of dispute to the Escrow Agent and Purchaser and Price in writing (the “Dispute Notice”) within five (5) business days of Purchaser’s giving of the Indemnification Claim Notice. Purchaser and the Sellers thereafter shall attempt to agree in writing on the dollar amount owed by the Sellers pursuant to such claim. If the parties are unable to agree in writing to such dollar amount, the matter shall be resolved in accordance with Paragraph 2.3 below.

(b) Upon receipt by the Escrow Agent of joint written instructions from Purchaser and the Sellers setting forth the agreed amount of any claim for indemnification, or of a copy of a final decision by an arbitrator or arbitrators in accordance with Section 2.3 below, or in the event that the Sellers do not timely dispute Purchaser’s claim for indemnification, in accordance with Paragraph 2.2(a) above, then the Escrow Agent shall release to Purchaser the amount claimed by Purchaser in the Indemnification Claim Notice (if the Sellers do not timely dispute such claim) or the amount set forth in the joint written instructions of Purchaser and the Sellers or as set forth in a final decision by an arbitrator or arbitrators (if the Sellers do timely dispute such claim) (such amount as determined in any of such cases hereinafter referred to as the “Indemnification Amount”), by completing stock powers indicating thereon the number of shares of the Escrowed Stock Consideration to be transferred to Purchaser, which number shall be prorata among the Sellers and Price in accordance with their respective ownership of the Escrowed Stock Consideration. Thereafter the Escrow Agent shall continue to hold the remaining balance of the Escrowed Stock Consideration, if any, in accordance with the terms and conditions of this Escrow Agreement; provided, however, that if pending resolution of any dispute the Escrow Release Date has passed, then (i) this Escrow Agreement shall continue in effect, but only with respect to one hundred twenty percent (120%) of the amount of the Escrowed Stock Consideration sufficient to meet the amount of the then pending claim(s) and the remainder of the Escrowed Stock Consideration shall be released to the Sellers and to Price prorata in accordance with their respective ownership of the Escrowed Stock Consideration, and (ii) upon receipt by the Escrow Agent of joint written instructions from Purchaser and the Sellers, or of a copy of a final decision by an arbitrator or arbitrators, setting forth the Indemnification Amount with respect to such pending claim(s), the Escrow Agent shall release to Purchaser the Indemnification Amount by completing stock powers indicating thereon the number of shares of the Escrowed Stock Consideration to be transferred to Purchaser, which number shall be prorata among the Sellers and Price in accordance with their respective ownership of the Escrowed Stock Consideration, and shall release to the Sellers and Price (prorata among them in accordance with their respective ownership of the Escrowed Stock Consideration) the balance of the Escrowed Stock Consideration.

(c) Whenever the Escrow Agent is required to release less than all of the Escrowed Stock Consideration to Purchaser or to the Sellers pursuant to the terms of this Escrow Agreement, then the Escrow Agent shall exchange each of the stock certificates held by it as part of the Escrowed Stock Consideration hereunder (each, an “Original Stock Certificate”) for two (2) stock certificates, the first for the number of shares of Argan Common Stock having a value equal to the issuee’s pro rata share of the applicable Indemnification Amount (as set forth above), and the second for the balance of the shares represented by said Original Stock Certificate. For purposes of determining the number of shares of Argan Common Stock to be released hereunder in payment of an Indemnification Amount, the value per share shall be equal to the trailing thirty (30) day average trading price per share of Argan Common Stock (that is, the average trading price per share of Argan Common Stock occurring during the thirty (30) day period ending on date of the release), if any trades occurred during such thirty (30) day period, or halfway between the weighted average bid and ask prices per share of Argan Common Stock during such thirty (30) day period, if no trades occurred during such thirty (30) day period.

2.3 Any dispute between the parties arising out of this Escrow Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association in Rockville, Maryland. Any final decision by the arbitrator(s) in any such proceeding may be entered as a judgment in accordance with the rules of the Circuit Court of Maryland for Montgomery County or the rules of the Superior Court of the State of Connecticut for the Judicial District of Hartford.

3. Termination of Escrow.

3.1 Subject to the provisions of Paragraph 2.2 above, on the Escrow Release Date, this Escrow Agreement shall terminate and the Escrow Agent shall deliver the Escrowed Stock Consideration, or the remaining amount thereof, to the Sellers and to Price pro rata in accordance with their ownership of the Escrowed Stock Consideration.

3.2 Notwithstanding anything contained in this Escrow Agreement to the contrary, this Escrow Agreement may be terminated by the written agreement of the Purchaser and the Sellers delivered to the Escrow Agent, which agreement shall include instructions to the Escrow Agent as to the disposition of the Escrowed Stock Consideration.

3.3 It is understood and agreed that the termination of this Escrow Agreement and the disbursement of the Escrowed Stock Consideration shall not terminate, limit or otherwise affect in any way the Sellers’ continuing obligations to indemnify, defend, protect and hold harmless each Buyer Indemnitee under Section 10 of the MIPA with respect to (i) Income Tax Matters, (ii) title matters, and (iii) actual fraud or intentional non-disclosure by the Sellers, which obligations shall expire as set forth in Section 10 of the MIPA.

4. Escrow Agent.

4.1 Each of Purchaser and the Sellers and Price recognizes and acknowledges that the Escrow Agent is serving solely as an accommodation to the parties hereto, and each of them agrees that the Escrow Agent shall not be liable to any of the parties for any error of judgment, mistake, or act or omission hereunder, or any matter or thing arising out of its conduct hereunder, except for the Escrow Agent's willful misfeasance or gross negligence. The Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and/or validity of any writing received by the Escrow Agent pursuant to or otherwise relating to this Escrow Agreement.

4.2 The Escrow Agent is acting, and may continue to act, as counsel to Purchaser in connection with the subject transaction, whether or not the Escrowed Stock Consideration is being held by the Escrow Agent or has been delivered to a court of appropriate jurisdiction pursuant to Section 4.5 hereof.

4.3 For services rendered hereunder, Purchaser and the Sellers shall each pay the Escrow Agent one-half of the fees and expenses it may bill for its services hereunder at its regular hourly rates, payable within thirty (30) days of invoice therefor. In no event shall this Section 4.3 apply to any fees, charges, or disbursements incurred by the Escrow Agent in its capacity as counsel to Purchaser.

4.4 Each of Purchaser and the Sellers jointly and severally agrees to indemnify and hold harmless the Escrow Agent from and against any and all costs, claims, damages, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements), that may be incurred by the Escrow Agent acting under this Escrow Agreement (including, without limitation, any costs incurred by the Escrow Agent pursuant to Section 4.5 hereof) or to which the Escrow Agent may be put in connection with the Escrow Agent acting under this Escrow Agreement, except for costs, claims, or damages arising out of the Escrow Agent’s willful misfeasance or gross negligence.

4.5 In the event that: (a) the Escrow Agent shall receive contrary instructions from Purchaser and the Sellers; or (b) any dispute shall arise as to any matter arising under this Escrow Agreement; or (c) there shall be any uncertainty as to the meaning or applicability of any of the provisions hereof, or the Escrow Agent’s duties, rights or responsibilities hereunder, or any written instructions received by the Escrow Agent pursuant hereto, the Escrow Agent shall not itself determine such dispute, controversy or uncertainty, but shall either (i) continue to hold the Escrowed Stock Consideration until otherwise directed in writing by joint instruction of Purchaser and the Sellers, or by a final non-appealable court order, or (ii) at its option, at any time that such dispute, controversy or uncertainty continues, deposit the Escrowed Stock Consideration into any court having appropriate jurisdiction. Upon the Escrow Agent’s disposition of the Escrowed Stock Consideration in accordance with clause (i) or clause (ii) of the immediately preceding sentence, the Escrow Agent shall, thereupon, be relieved of, and discharged and released from, any and all liability hereunder and with respect to the Escrowed Stock Consideration.

4.6 Upon the delivery of the Escrowed Stock Consideration in accordance with the other provisions of this Escrow Agreement, the Escrow Agent shall, thereupon, be relieved of, and discharged and released from, any and all liability hereunder and with respect to the Escrowed Stock Consideration.

5. Miscellaneous.

5.1 Each of the recitals set forth in the introductory paragraphs of this Escrow Agreement is hereby incorporated into the body hereof.

5.2 Any consent required by any party hereto, by way of any document or notice requiring mutual agreement, or otherwise, shall not be unreasonably withheld.

5.3 This Agreement shall be governed by the laws and construed, interpreted and enforced in the courts of the State of Maryland.

5.4  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.5  All notices, requests, instructions, or other communications required or permitted hereunder shall be deemed to have been given or made when delivered by (i) U.S. registered or certified mail, return receipt requested, postage prepaid, (ii) messenger, or (iii) overnight delivery service, or when delivery is refused, to:

If Purchaser then:	Argan, Inc.
One Church Street, Suite 401
Rockville, Maryland 20950
Attn: Arthur F. Trudel
Fax: (301) 315-0064

With a copy to:	David B. Law
Curtin Law Roberson Dunigan
& Salans, PC
1900 M Street, N.W.
Suite 600
Washington, D.C. 20036
Fax: 202/530-4411

If Griffin then:	Mr. William F. Griffin, Jr.
c/o Gemma Power Systems, LLC
2461 Main Street
Glastonbury, Connecticut 06033
Fax: (860) 659-0607

If Canino then:	Mr. Joel M. Canino
c/o Gemma Power Systems, LLC
2461 Main Street
Glastonbury, Connecticut 06033
Fax: (860) 659-0607

With a copy to:	John W. Beck
Siegel, O’Connor, O’Donnell & Beck, P.C.
150 Trumbull Street
Hartford, Connecticut 06103
Fax: (860) 724-3550

If Price then:	Michael Price
______________________
______________________
______________________

If to Escrow Agent then:	Curtin Law Roberson Dunigan
& Salans, PC
1900 M Street, N.W.
Suite 600
Washington, D.C. 20036
Attention: David B. Law, Esq.

Any party may from time to time give the others written notice of a change in the address to which notices are to be sent and of any successors in interest.

4.6 Nothing in this Escrow Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and their successors and assigns, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions and provisions contained in this Escrow Agreement being for the sole benefit of the parties hereto and their successors and assigns. No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of all the other parties, which consent be may withheld in the sole discretion of the party whose consent is sought.

4.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

4.8 This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation, or condition not expressed in this Escrow Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof and no amendments hereto shall be valid unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

PURCHASER:

ARGAN, INC.

By:	/s/ Rainer Bosselmann
Title: Chairman and CEO

[Signatures continue on following page]

THE SELLERS:

/s/ William F. Griffin, Jr.
WILLIAM F. GRIFFIN, JR.

/s/ Joel M. Canino
JOEL M. CANINO

[Signatures continue on following page]

PRICE:

/s/ Michael Price
MICHAEL PRICE

[Signatures continue on following page]

ESCROW AGENT:

CURTIN LAW ROBERSON DUNIGAN & SALANS, P.C.

By:	/s/ David B. Law
David B. Law, Vice President